Exhibit 99

August 9, 2006

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2006 EARNINGS

Wheeling, WV, August 9, 2006–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2006 was reported at $549,433 or $.36 per share, compared to $510,783 or $.33 per share reported for the same period a year earlier. The increase in earnings during the second quarter of 2006 compared to 2005 was primarily attributed to increased net interest income and noninterest income combined with the reduction in the provision for loan losses, offset in part by the increase in noninterest expenses. Net interest income increased $33,103 or 1.5% over the same period in 2005. Noninterest income increased $76,453 or 25.0% primarily due to the increase in service charges and other fee income combined with the increase in gains on sales of investment securities offset in part by a decrease in other operating income. The provision for loan losses was also decreased by $90,000 in the second quarter of 2006 as compared to the same period in 2005. Noninterest expenses increased $146,554 or 7.9% and was primarily due to increases in salary and employee benefits and occupancy expenses offset in part by a decrease in other operating expenses.

For the six months ended June 30, 2006, net income was reported at $1,149,476 or $.75 per share compared to $1,056,512 or $.69 per share reported for the same period in 2005. The 8.8% increase in earnings was primarily due to the increase in noninterest income combined with the decline in the provision for loan losses, offset in part by the decrease in net interest income and an increase in noninterest expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) June 30, 2006	December 31, 2005
AT PERIOD END
Total Assets	$257,743	$266,213
Total Deposits	209,803	218,817
Total Loans	130,437	135,214
Total Investment Securities	106,282	107,998
Shareholders’ Equity	23,661	23,959
Shareholders’ Equity Per Share of Common Stock	15.48	15.68

(Unaudited, in thousands, except share and per share data)	June 30, 2006	June 30, 2005
FOR THE THREE MONTHS ENDED
Net income	549	511
Provision for Loan Losses	—	90
Earnings Per Share of Common Stock	.36	.33
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.84%	.75%
Return on Average Equity	8.71%	8.44%

FOR THE SIX MONTHS ENDED
Net income	1,149	1,057
Provision for Loan Losses	—	180
Earnings Per Share of Common Stock	.75	.69
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.87%	.77%
Return on Average Equity	9.21%	8.83%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”